Letter of Guarantee

To Celebrities Realestate Development Group Co., Ltd.,

Whereas the Letter of Intent signed by and between the Celebrities Realestate Development Group Co., Ltd.(Celebrities Realestate) and Silverstrand International Holdings Limited (Silverstrand International) on Oct. 30, 2007, the Celebrities Realestate intends to pay RMB 360 million for 100% share equity of Loyal Best Property Development Limited.

Based on the principle of equality, fairness, honesty and credibility, the guarantor Shenyang Maryland International Industry Co., Ltd.(Shenyang Maryland) guarantees the performance of Silvertrand International under the Letter of Intent as follows:

1.

Shenyang Maryland guarantees that the target company, Loyal Best Property Development Limited is a legal entity with good standing established in accordance with the laws of Hong Kong, which is wholly owned by Silvertrand International, without any pledge, guaranty, debt or related to any disputation, litigation, arbitration or sealed up by judicial or arbitration organs, restricted by administration organs.

2.

Shenyang Maryland guarantees that Shenyang Hunnan Loyal Best Property Development Limited (Shenyang Loyal Best), invested and wholly owned by Loyal Best Property Development Limited, is a wholly foreign owned enterprise with good standing in accordance with the laws of China without any pledge, guaranty, or related to any disputation, litigation, arbitration or sealed up by judicial or arbitration organs, restricted by administration organs. The debt of RMB 790 million has been fully disclosed, and there is no other debt.

3.

Shenyang Maryland guarantees that Shenyang Loyal Best obtained the land use right of No. D40/D41/D45/D46 land located in the center of Shenyang Hunnan New Zone by auction on Jan. 26,2007 through legal procedure, and Shenyang Loyal Best has paid the total land transfer fee which is the only legal owner of land use right without any pledge or sealed up by judicial or arbitration organs, restricted by administration organs.
4.	Shenyang Maryland guarantees that Silverstrand International shall fully perform the Letter of Intent.
5.	Shenyang Maryland guarantees that it will continue to guarantee for Silverstrand International after Celebrities Realestate and Siverstrand International sign the definitive Share Transfer Agreement.

The guarantor Shenyang Maryland shall take the irrevocable joint responsibility for the performance of Letter of Intent.

The guarantor Shenyang Maryland shall secure the deposits of RMB 60 million paid by Celebrities Realestate and its interests, breaching penalty and damage compensation during the period in the ownership of Silverstrand International, and guarantee that the Celebrities Realestate can obtain the creditor’s right including but not limited to security, litigation fee, arbitration application fee, evaluation fee, declaration fee, auction fee, execution fee, transfer fee, legal fee, travel expenses and etc..

The guarantor Shenyang Maryland confirms that the authorized representative to sign this Letter has been authorized by the top power organ Board of Directors.

This letter of gurantee, as the true manifestation of the guarantor, does not exist any fraud, threat or misunderstanding. The guarantor fully understands the contents, implications and the accordingly legal consequences of this Letter.

This Letter is signed on Nov. 3, 2007 in Shenyang China.

All the aforesaid are hereby guaranteed .

Guarantor: Shenyang Maryland International Industry Co., Ltd.

Legal representative/authorized representative:

Dated on Nov.3, 2007